Exhibit 99.1

Ceridian Names Christopher Armstrong Chief Operating Officer

Veteran Ceridian executive will help drive growth of Dayforce

Minneapolis, MN, May 1, 2019 – Ceridian HCM Holding Inc. (NYSE:CDAY) (TSX:CDAY), a global human capital management (HCM) cloud technology leader, announced today that its Board of Directors has appointed Christopher R. Armstrong to the position of Executive Vice President, Chief Operating Officer of Ceridian.

“Chris has demonstrated exceptional transformative and disciplined leadership during his 14-year tenure at Ceridian,” said David Ossip, Chairman and Chief Executive Officer.  “In his new position, his laser-focus on operational and process excellence will drive the growth of the company’s world-class Dayforce product and enable even greater customer engagement.”

Mr. Armstrong is a long tenured Ceridian executive who has held a number of commercial and operational leadership roles at the company.  In his most recent position as Executive Vice President, Operations, he used his deep domain expertise to drive internal operations and exceed customer needs. Mr. Armstrong’s breadth of experience in the HCM market and expertise with the internal functions of Ceridian will be instrumental as the company continues to focus on growth, innovation and transformation.

“I am thrilled to take on this new role at Ceridian. It has been incredibly rewarding to make Ceridian my home for the past 14 years,” said Mr. Armstrong.  “I am excited to contribute to driving the future of this organization in this new capacity, and I look forward to leading Ceridian’s operations teams through this time of accelerated growth and innovation.”

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize the management of the entire employee lifecycle, including attracting, engaging, paying, deploying and developing people. Ceridian has solutions for organizations of all sizes. Visit www.ceridian.com or follow us @Ceridian.

For further information, please contact:

Investor Relations

Jeremy Johnson

Vice President, Finance and Investor Relations

Ceridian HCM Holding Inc.

1-844-829-9499

investors@ceridian.com

Public Relations

Teri Murphy

Director, Corporate Communications

Ceridian HCM Holding Inc.

1-647-417-2117

teri.murphy@ceridian.com